Exhibit 4.4

                        GYRODYNE COMPANY OF AMERICA, INC.

                 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1. PURPOSE.

The 1996 Non-Employee Directors' Stock Option Plan (the "Plan") of GYRODYNE COMPANY OF AMERICA, INC. (the "Company") is designed to encourage directors to acquire increased ownership of the Company's common stock, thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Company's sustained growth and prosperity.

2. EFFECTIVE DATE.

The Plan shall be effective on October 25, 1996, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of the Company's common stock present or represented and entitled to vote at the 1996 Annual Meeting of Shareholders. In the event such approval is not obtained, the Plan shall be null and void and no options will be granted under the Plan.

3. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by a committee of at least three (3) persons appointed by the Board of Directors (the "Board") of the Company (the "Committee"), who need not be directors and none of whom shall be eligible to receive options under the Plan. Grants of stock options under the Plan and the amount and nature of the grants shall be automatic as described in Section 6 hereof. The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (the "1934 Act") and accordingly is intended to be self-governing. To this end, the Plan requires no discretionary action by any administrative body with regard to any transaction wider the Plan. To the extent, if any, that any questions of interpretation arise, they shall be resolved by the Committee in its sole discretion and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any one Committee member who is so authorized by the Committee. The Committee shall have no discretion with respect to designating the recipient of an option, the number of shares subject to an option, the date of grant or the exercise price of an option.

4. PARTICIPATION IN THE PLAN.

All members of the Company's Board who are not, as of the date of any option grant, employees of the Company or any of its subsidiaries shall be eligible to participate in the Plan ("Eligible Non-Employee Director").

5. NON-OUALIFIED STOCK OPTIONS.

All options granted under the Plan shall be non-qualified stock options covering shares of common stock of the Company.

6. TERMS, CONDITIONS AND FORM OF OPTIONS.

(a) Initial Option Grants. On October 25, 1996, an option to purchase 2,500 shares shall be automatically granted to each Eligible Non-Employee Director. Each such option shall become exercisable one (1) year after such date.

On the date that each new Eligible Non-Employee Director joins the Board, an option to purchase 2,500 shares shall be automatically granted to such director. Such option will become exercisable in three equal annual installments commencing on the first anniversary of the date of grant

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(b) Annual Option Grants. On January 1 in each calendar year from 1997 through
2000, an option to purchase 1,250 shares shall be automatically granted to each Eligible Non-Employee Director. Each such option shall become exercisable on the first anniversary of the date of grant

(c) Exercise Price The exercise price per share for which each option is exercisable shall be 100% of the Fair Market Value per share of the Company's common stock on the date the option is granted. For purposes hereof, the Fair Market Value per share on the date the option is granted shall be the average for the ten (10) trading days immediately proceeding the grant date of the mean on each trading day between the high and low quoted prices of a share of the Company's common stock on such trading day (or, if high and low prices are not so quoted, the mean between the high bid price and low asked price) in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

(d) Term of Option. Each option shall terminate upon the expiration of seven (7) years from the date of grant and shall be subject to earlier termination as hereinafter provided.

(e) Termination of Service. In the event of the termination of service on the Board by the holder at any option, other than by reason of retirement pursuant to Board policy, permanent disability, death or a Change in Control, the then outstanding options of such optionee shall be exercisable only to the extent that they were exercisable on the date of such termination, and any unexercisable options shall be forfeited. In the event of termination of Board service of an optionee by reason or retirement pursuant to Board policy, permanent disability, death or a Change in Control, each of the then outstanding options of such optionee shall immediately become exercisable, provided, however, that no option (even though exerisable) shall be exercised within six
(6) months after the date it is granted, but that the Committee may settle such option in cash during such period following a Change in Control.

(f) Exercise After Service Terminated. An optionee shall be entitled to exercise all exercisable options within five (5) years after termination of Board service, but in no event after the expiration date of the option.

(g) Exercise of Options, The option price for the shares purchased shall be paid in full at the time of exercise, in cash or by the surrender of shares of common stock of the Company valued at their fair market value on the date of exercise, or by any combination of cash and such shares. Exercise shall be effective upon receipt by the Secretary of the Company of notice of such exercise accompanied by proper payment.

7. SHARES OF STOCK SUBJECT TO PLAN.

The shares that may be purchased pursuant to options granted under the Plan shall not exceed an aggregate of 75,000 shares of the Company's common stock. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan. Shams issued under the Plan may be authorized but unissued or held in treasury.

8. DILUTION AND OTHEJR ADJUSTMENT.

In the event of any change in its outstanding shares of the Company's common stock by reason of any stock split, stock dividend, recapitalization merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of substantially all of the assets of the Company or other similar corporate change such equitable adjustments shall be made in the Plan, in the maximum number of shares referred to in Section 7 and in the grants hereunder, including future grants under Section 6 and the exercise price of outstanding options as the Committee determines are necessary or appropriate. In the event of any stock split or stock dividend, such adjustments shall be self-operative and shall not require any Committee action.

9. CHANGE IN CONTROL.

In the event of a Change in Control, options shall became immediately exercisable and remain exercisable for the period specified in Section 6(f). "Change in Control" means (i) a transaction under

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which any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934
Act) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under die 1934 Act), directly or indirectly of securities of the Company representing twenty-five (25%) percent or more of the voting power of the Company's then outstanding securities; (ii) the Company shall enter into an agreement to sell substantially all of its assets; (iii) there shall be consummated any consolidation or merger of the Company in which the holders of the Company's capital stock immediately prior to the consummation of the transaction do not hold more than fifty (50%) percent of the common stock at the surviving corporation immediately after consummation of the transaction measured both in voting power and in number of shares of common stock outstanding after such transaction (treating as outstanding any common stock which would result from the conversion of any outstanding convertible securities for both the voting power and total outstanding common stock tests); or (iv) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or for any transaction specified in the preceding clause (iii).

10. MISCELLANEOUS PROVISIONS.

(a) Rights as Shareholder. An optionee shall have no rights as a holder of the Company's common stock with respect to options granted hereunder, unless and until certificates for shares of such stock are issued to the optionee.

(b) Non-Transferability. Options shall not be assignable or transferable otherwise than by will or by the Laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee's lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee.

(c) Agreements. All options granted under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

(d) Government Regulations. The Plan and the granting and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 12 hereof, make such changes in the Plan (except such changes which, by law or in order to maintain the exemption provided by Rule 16b-3 under the 1934 Act, must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

(e) Costs, Expenses and Taxes. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any optionee. Income and other taxes assessed on the spread between the option price and the fair market value of the stock when an option is exercised shall be the responsibility of the person exercising the option. Should any tax withholding be required by law, such taxes may be paid through the Company withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with Section 12 or by the payment of such withholding in cash by the optionee.

(f) No Right to Continue as a Director. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

11. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment of the Plan. The Board may amend, suspend or terminate the Plan at any time, provided, however, that without approval of the shareholders, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in Section 8), extend the Plan's duration, reduce the option price, change the designation of the class of directors eligible to receive options or materially increase the benefits accruing to participants under the Plan. Further, no amendment or termination of the Plan may Alter or impair any rights or obligations of any option previously granted without the consent of the optionee. The Plan provisions may not be amended more than once every six
(6) months, other than to comport with changes in the Internal Revenue Code or the rules thereunder or unless such amendment is permitted by Rule 16b-3(c)(ii)(B) under the 1934 Act.

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(b) Termination. The Plan (but not any options theretofore granted) shall in any event terminate on and no options shall be granted after September 30, 2000.

12. COMPLIANCE WITH SEC REGULATIONS.

It is the company's intent that the Plan comply in all respects with Rule 16b-3 under the 1934 Act and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All grants and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the 1934 Act and regulations promulgated thereunder.

13. GOVERNING LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of New York.